Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189942) and Forms S-8 (No. 333-191148, 333-191147 and 333-201000) of our reports dated March 16, 2014, with respect to the consolidated financial statements of Dex Media, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Dex Media Inc. and subsidiaries included in this Annual Report (Form 10-K) of Dex Media Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Dallas, Texas
March 16, 2015